Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

ADAPTIMMUNE THERAPEUTICS PLC

(Exact name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary shares, £0.001 par value per share (1)(2)	Rule 457(c) and Rule 457(h)	93,932,393	(3)	$0.5116	(4)	$48,055,812.26	$147.60 per $1,000,000	$7,093.04

Equity	Ordinary shares, £0.001 par value per share (1)(2)	Rule 457(c) and Rule 457(h)	120,000,000	(5)	$0.0772	(6)	$9,264,000.00	$147.60 per $1,000,000	$1,367.37

	Total Offering Amounts						$57,319,812.26		$8,460.41
	Total Fee Offsets								$—
	Net Fee Due								$8,460.41

(1)	The ordinary shares, par value £0.001 per share (the “Ordinary Shares”) of Adaptimmune Therapeutics plc (the “Company”) registered hereunder may be represented by the Company’s American Depositary Shares (“ADSs”), with each ADS representing six Ordinary Shares. The Company’s ADSs issuable upon deposit of the Ordinary Shares have been registered under separate registration statements on Form F-6 (333-203642, 333-212714 and 333-233560).

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement is deemed to cover an indeterminate number of additional Ordinary Shares that may be offered or issued pursuant to the Plans to prevent dilution resulting from any share dividend, share split or other similar transaction.

(3)	Represents 93,932,393 Ordinary Shares reserved for issuance upon the exercise of options previously granted pursuant to the Adaptimmune Therapeutics plc Company Share Option Plan, the Adaptimmune Therapeutics plc 2015 Share Option Scheme and the Adaptimmune Therapeutics plc 2016 Employee Share Option Scheme (collectively, the “Plans”).

(4)	Computed solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act on the basis of $0.5116, which is the weighted average exercise price of the options outstanding but not registered under the Plans as of November 30, 2023.

(5)	Represents 120,000,000 Ordinary Shares issuable upon exercise of options to be granted pursuant to and in accordance with the Plans.

(6)	Computed solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act on the basis of $0.0772, the average high and low sale price of the ADSs on the Nasdaq Global Select Market on November 27, 2023 divided by six to reflect the Ordinary Share to ADS ratio.